Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-139704 on Form S-11 of our report dated March 16, 2010, relating to the consolidated financial statements and financial statement schedules of Cornerstone Healthcare Plus REIT, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustments related to the adoption of a new accounting provision with respect to noncontrolling interests), appearing in the Annual Report on Form 10-K of Cornerstone Healthcare Plus REIT, Inc. for the year ended December 31, 2009, our report dated April 15, 2009 relating to the financial statements of SHP II Caruth, L.P. for the years ended December 31, 2008 and 2007 appearing in the Current Report on Form 8-K/A filed with the U.S. Securities and Exchange Commission (SEC) on April 16, 2009, our report dated July 13, 2009 relating to the financial statements of Oaks Holdings, LLC for the year ended December 31, 2008 appearing in the Current Report on Form 8-K/A filed with the SEC on July 15, 2009, our report dated March 15, 2010 relating to the financial statements of GreenTree at Westwood, LLC for the year ended December 31, 2008 appearing in the Current Report on Form 8-K/A filed with the SEC on March 15, 2010, and to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

March 17, 2010